Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Quebecor World Inc.

We consent to the incorporation by reference of the following reports in (i) the Registration Statements on Form S-8 of Quebecor Printing Inc. (now known as Quebecor World Inc.) (Registration Nos. 333-1662 and 333-8870), and (ii) the Registration Statements on Form S-8 of Quebecor World Inc. (Registration Nos. 333-50264, 333-52858 and 333-115152):

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our report dated March 26, 2009 on the consolidated balance sheets of Quebecor World Inc. as at December 31, 2008 and 2007, and the consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2008, which contains explanatory paragraphs that state:

As discussed in Note 1, Quebecor World Inc. (“the Corporation”) obtained, on January 21, 2008, an order from the Quebec Superior Court granting creditor protection under the Companies’ Creditors Arrangement Act for itself and 53 of its U.S. subsidiaries and filed under Chapter 11 of the United States Bankruptcy Code for 53 of its U.S. subsidiaries (together “the Insolvency Proceedings”).  The accompanying financial statements do not purport to reflect or provide for the consequences of the Insolvency Proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to shareholders’ accounts, the effect of any changes that may be made in the capitalization of the Corporation; or (c) as to operations, the effect of any changes that may ultimately be required in its business.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 1, as a result of the contributing factors having led to the Insolvency Proceedings and the Insolvency Proceedings, realization of assets and discharge of liabilities, without substantial adjustments and/or changes in ownership, are subject to significant uncertainty and raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plan concerning these matters is also discussed in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty; and

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our report dated March 26, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008, which expresses our opinion that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Corporation did not maintain effective processes and controls over accounting for and reporting of non-routine transactions and complex accounting matters.

/s/ KPMG LLP

Chartered Accountants

Montreal, Canada

March 27, 2009